Exhibit 10.16

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is by and between NORTHERN POWER SYSTEMS, INC., a Delaware corporation with a place of business in Barre, Vermont (the “Seller”) and MALONE PROPERTIES, INC., a Vermont corporation with a place of business in Montpelier, Vermont (the “Buyer”), and is made and entered into as of the date of execution by the last party to execute this Agreement (the “Effective Date”).

Background

1. The Seller is the owner of commercial property located at 29 Pitman Road in Barre, Vermont, consisting of four parcels of land, together with an existing building containing 115,000 +/- gross square feet (the “Property”).

2. Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, all of Seller’s right, title and interest in and to the Property.

3. Concurrent with Buyer’s purchase of the Property, Seller wishes to lease the Property back from Buyer, and Buyer wishes to lease the Property to Seller.

N O W, T H E R E F O R E,

In consideration of the promises and the mutual covenants and agreements herein set forth, and in reliance on the representations and warranties contained herein, the parties hereby agree as follows:

Section 1. Sale and Purchase. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller the Property upon the terms and conditions set forth in this Agreement. The Property is more particularly described in Exhibit “A” attached hereto.

Section 2. Purchase Price. The purchase price (the “Purchase Price”) to be paid by Buyer to Seller for the Property shall be One Million Three Hundred Thousand Dollars ($1,300,000.00), payable as follows:

a.	$65,000 as the “Earnest Money Deposit”, which shall be held in escrow by Dinse, Knapp & McAndrew, P.C. (the “Escrow Agent”), the receipt of which is hereby acknowledged by the Seller and the Escrow Agent and which shall be credited to the Purchase Price at Closing or disbursed as otherwise provided herein; and

b.	$1,235,000, adjusted by apportionments set forth herein, as the balance of the Purchase Price, which shall be payable in cash, by wire transfer, electronic transfer, or by cashiers check at the Closing, or if authorized by applicable law or rule, check drawn on the trust or escrow account of an attorney licensed in the State of Vermont, or any combination of the foregoing pursuant to written instructions given by Seller to Buyer no less than three (3) business days prior to the Closing.

Section 3. Buyer’s Due Diligence. For a period of sixty (60) days after the Effective Date (the “Due Diligence Commencement Date”), Buyer may perform its due diligence relating to the Property. Buyer shall perform and complete its due diligence on or before the sixtieth (60th) day after the Due Diligence Commencement Date (the “Due Diligence Date”). During the due diligence period, Buyer may inspect the Property and conduct, at Buyer’s sole cost and expense, such reviews, tests, appraisals and studies and take such actions as Buyer shall deem appropriate in connection with his investigation of the Property, including, but not limited to the following:

(a) Review of title to the Property (See also Section 9 below).

(b) Review of the permits and approvals for the Property.

(c) Inspection of the structural, mechanical and operating systems within the Property (including all water and septic/sewer systems servicing the Property).

(d) Obtaining a Phase I Environmental Site Assessment of the Property (it being understood that the Buyer shall not be permitted to obtain a Phase II Environmental Site Assessment of the Property without the Seller’s prior written consent which, if requested and withheld, shall entitle the Buyer to terminate this Agreement on or before the Due Diligence Date and receive back the Earnest Money Deposit whereupon this Agreement shall be terminated and of no further force and effect). Seller agrees to deliver to Buyer within five (5) days of the Effective Date all environmental site assessments and related materials and reports relating to the Property.

If the results of Buyer’s due diligence are not acceptable to Buyer for any reason, Buyer may, in Buyer’s sole discretion, on or before the Due Diligence Date elect to: (i) rescind this Agreement by providing written notice of termination to Seller, in which case Buyer shall receive back the Earnest Money Deposit and all of the rights and obligations of the parties to this Agreement shall cease and terminate; or (ii) waive the satisfaction of such conditions and proceed with the purchase contemplated by this Agreement without a reduction in the Purchase Price. The failure of Buyer to provide its termination notice on or before the Due Diligence Date shall be deemed a waiver of the satisfaction of the above conditions. In the event that Buyer terminates this Agreement, it agrees to deliver to Seller any inspection reports it may have obtained during its due diligence period, such reports shall be given to Seller without any warranty or representation whatsoever.

Section 4. Access/Buyer’s Responsibilities/Buyer’s Indemnity.

(a)	Seller hereby authorizes Buyer and Buyer’s agents, employees, and invitees to go on the Property for the purpose of making such inspections, tests, surveys, and other studies as are reasonably necessary or appropriate for Buyer to carry out its obligations under this Agreement subject to at least twenty-four (24) hours’ prior notice to Seller and to the condition that a Seller representative shall have the option of accompanying Buyer and Buyer’s agents during any such entry on the Property; provided, however, that Buyer and Buyer’s agents agree that their inspections, tests and studies shall not interfere with the Seller’s business activities.

(b)	Buyer agrees to restore any damage to the Property resulting from the conduct of any such inspections, tests, and/or studies and shall indemnify, defend and hold Seller harmless from any and all liability arising from Buyer’s entry or the entry of Buyer’s agents upon the Property for the purposes of conducting such inspections, tests, and/or studies.

Section 5. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer, to the best of Seller’s knowledge, as follows:

(a)	Seller is the record owner of the Property to be conveyed hereunder and Buyer will be conveyed good, insurable, and marketable title to the Property at Closing.

(b)	Seller is a Delaware corporation which is duly organized and validly existing and in good standing under the laws of the State of Delaware and the State of Vermont and has the full power and authority to enter into, execute, deliver, and consummate the transaction contemplated by this Agreement and any instruments and agreements contemplated herein. Seller has taken all action required by law to authorize the execution, delivery, and consummation of the transaction contemplated hereby.

(c)	The Property, its use and operation, and this conveyance are in material compliance with the terms and conditions of the State of Vermont and Town of Barre permits, approvals, laws, rules, fire safety codes and regulations, and that, except as disclosed herein, Seller has no knowledge of any alleged violation of any governmental regulation or notice from any insurer of any condition in the Property that would render the Property or any portions thereof uninsurable. Seller’s vendors have identified certain matters of noncompliance regarding the sprinkler/fire alarm systems serving the Property and Seller is working diligently with such vendors to correct such items and such noncompliance shall be remedied prior to Closing.

(d)	Seller has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors; or (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets.

(e)	Seller has no personal knowledge of any litigation or claim pending or threatened against Seller which would have an adverse effect on the Property.

(f)	The Property has frontage on or easement access to a public road and Seller has no knowledge of any fact or condition that would terminate that access.

(g)	All utilities (including but not limited to water, gas, sewer, electricity, and telephone service) are installed and connected to the Property, are available to the Property in sufficient quantities to adequately service the current needs of the Property, and are in good operating condition. To the best of Seller’s knowledge, no fact or condition exists that would result in termination of the furnishing of service to the Property of any such utilities.

(h)	Seller has no personal knowledge that any Hazardous Substances, wastes and/or regulated contaminants are located on the Property other than (i) those used in the normal course of Seller’s business operations in compliance with applicable laws and regulations, and (ii) those disclosed to Buyer by delivery to Buyer of certain environmental reports (the “Environmental Reports”), including without limitation that certain Final Phase II Sampling and Analyses Report (Project Starling) SEI # 05-1625-R-03 dated September 23, 2005 prepared by Stone Environmental, Inc., and no release of hazardous substances has occurred on the Property except in compliance with applicable laws and regulations and/or as disclosed in the Environmental Reports.

For the purposes of this section “Hazardous Substances” shall mean and include, but shall not be limited to, any element substance, compound or mixture, including disease-causing agents, which after release into the environment or upon exposure, ingestion, inhalation or assimilation into any organism, either directly or indirectly, will or may reasonably be anticipated to cause death, disease, behavioral abnormalities, cancer, genetic mutation, physiological malfunctions, including malfunctions in reproduction or physical deformations in such organisms or their offsprings, and all hazardous toxic substances, wastes or materials, any pollutants or contaminants (including, without limitation, asbestos and raw materials which include hazardous constituents), or any other similar substances, or materials which are included under or regulated by any local, state or federal law, rule or regulation pertaining to environmental regulation, contamination, clean-up or disclosure, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et. seq., as amended (“CERCLA”) and all regulations adopted pursuant to such Act, the Toxic Substances Control Act of 1976, as heretofore or currently in effect (“TSCA”), the Resource Conservation and Recovery Act of 1976, as heretofore or currently in effect (“RCRA”), and the Vermont Waste Management Statute, 10 V.S.A. Chapter 159 (“Environmental Laws”).

Buyer represents and warrants that assuming Buyer proceeds to Closing, the following provision shall apply: Buyer is fully familiar with the present uses of the Property, that after due inquiry, including a site assessment performed by a qualified environmental consulting firm, Buyer is familiar with the prior uses of the Property, and Seller has provided the Buyer with full access to the Property and to Seller’s personnel and known records, including the Environmental Reports, for the purposes of such inquiry.

Having made such inquiry, and for bargained-for consideration, Buyer unconditionally and irrevocably agrees and covenants that Buyer will not bring or prosecute any claims or actions that Buyer may now have, or that may arise in the future, at law or in equity, against the Seller and its officers, employees, agents, contractors, and those claiming by, through, or under Seller, relating to or arising from any and all losses, costs, and expenses (including attorneys fees) of whatever nature suffered or incurred by Buyer (collectively, the “Costs”) on account of the past, present, or future existence at or on the Property, or the past, present, or future release or discharge at, on, or from the Property, of any Hazardous Substance, including any claims, costs, losses, liabilities, and expenses arising from the violation (or claimed violation) of any Environmental Laws or the institution of any action by any party against Buyer or the Property based upon nuisance, negligence, or other tort theory alleging liability due to the improper generation, storage, disposal, removal, transportation, or treatment of any Hazardous Substance; provided, however, that nothing herein shall obligate Buyer to indemnify Seller against third-party claims brought against Seller relating to the existence, release, or discharge of Hazardous Substances, at, on, or from the Property, including those relating to the violation (or claimed violation) of any Environmental Laws; provided, further, that nothing herein shall prohibit Buyer from pursuing against Seller any right to contribution that Buyer might have against Seller under any federal or state statute or ordinance in the event that any third-party claims are brought against Buyer and/or Seller relating to the existence, release, or discharge of Hazardous Substances at, on, or from the Property, including those relating to the violation (or claimed violation) of any Environmental Laws. Except as set forth above with respect to contribution, Buyer unconditionally and irrevocably guarantees the payment of any fees and expenses incurred by Seller in enforcing Buyer’s covenants under this Section should Seller prevail in such action.

Section 5A. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller, to the best of Buyer’s knowledge, as follows:

(a)	Buyer is a Vermont corporation which is duly organized and validly existing and in good standing under the laws of the State of Vermont and has the full power and authority to enter into, execute, deliver, and consummate the transaction contemplated by this Agreement and any instruments and agreements contemplated herein. Buyer has taken all action required by law to authorize the execution, delivery, and consummation of the transaction contemplated hereby.

(b)	Buyer represents to Seller that Buyer has sufficient cash or liquid assets to close on the purchase of the Property at the total Purchase Price stated in this Agreement and will not need to obtain a loan or loans secured by the Property or any other property or asset owned by Buyer in order to close on the purchase of the Property.

The warranties and representations contained in this Agreement shall not merge with the delivery of deed to the Property and shall continue to remain in full force and effect for one (1) year after the Closing. A party’s remedy for a breach of the warranties made herein by the other party shall be an action in law or equity for the non-breaching party’s actual out-of-pocket damages, remedies, costs, penalties and expenses, including court costs and reasonable attorneys’ fees.

Section 6. Seller’s Covenants. From and after the date of this Agreement and continuing through the Closing Date, Seller agrees as follows:

(a)	Operation of the Property. Seller shall cause the Property to be maintained in its present order and condition, reasonable wear and tear excepted, and shall maintain the Property in accordance with all applicable laws, ordinances, rules and regulations affecting the Property, including maintaining and obtaining all permits, licenses, or rights necessary to operate the Property.

(b)	Liens; Title Matters. Seller shall keep the Property free and clear of new liens and encumbrances and shall not grant any easements, rights of way or other rights to all or any portion of the Property without Buyer’s prior written consent.

(c)	Leases. Seller shall not enter into any new lease agreements for any portion of the Property without Buyer’s written consent, nor shall Seller modify, extend or renew any current lease agreements relating to the Property without Buyer’s written consent.

Section 6A. Conditions to the Seller’s Obligations. Seller’s obligation to sell the Property pursuant to this Agreement is contingent upon the fulfillment of each of the following conditions:

(a)	Compliance with Terms of This Agreement. Buyer shall have satisfied, performed, and complied in all material respects with the terms, covenants, and conditions required by this Agreement to be performed and complied with by Buyer on or before the Closing date.

(b)	Corporate Authorization. Buyer shall have provided to Seller at or prior to the Closing a corporate resolution, certified by Buyer’s corporate secretary and in form and substance satisfactory to Seller, authorizing a named individual or officer to execute on behalf of Buyer all documents necessary to implement the transfer provided for in this Agreement.

(c)	Buyer Purchasing “As Is”. Buyer acknowledges that Buyer will be purchasing the Property having had full opportunity to inspect the Property and that, except as specifically provided herein, the Buyer will purchase the Property “as is,” without any warranty as to the condition of the Property or its suitability for Buyer’s anticipated use.

Section 7. Closing. The closing and transfer of title to the Property (the “Closing”) shall take place at an agreed upon location in Washington County, Vermont on the thirtieth (30th) day after the expiration of the Due Diligence Date (the “Closing Date”), or such earlier date mutually agreed upon by the parties. Time shall be of the essence to the obligations of Buyer and Seller herein.

Section 7A. Deposits. The Earnest Money Deposit paid by Buyer pursuant to this Agreement shall be held in escrow by the Escrow Agent. In the event that Buyer terminates this Agreement in accordance with the provisions of this Agreement relating to “Buyer’s Due Diligence “, “Risk of Loss “, “Title”, or “Default and Termination”, and Buyer elects to receive back the Earnest Money Deposit, as provided in Section 15(b) below, the Escrow Agent shall promptly refund the Earnest Money Deposit to Buyer. If Buyer fails to perform and is in default and Seller elects to terminate this Agreement and retain the Earnest Money Deposit, the Escrow Agent shall pay and deliver the Earnest Money Deposit to Seller. Otherwise, the Earnest Money Deposit shall be disbursed at the Closing. The Escrow Agent shall have no obligation to maintain the Earnest Money Deposit in an interest-bearing account or account for or pay over any interest on the Earnest Money Deposit. Buyer acknowledges that the Escrow Agent represents Seller in this transaction and waives any conflict of interest related to such representation and service as Escrow Agent. In the event of a dispute between Buyer and Seller regarding the disposition of the Earnest Money Deposit, the Escrow Agent shall disburse the Earnest Money Deposit only upon receipt of written instructions jointly executed by Buyer and Seller. If Buyer and Seller do not deliver such jointly executed written instructions to the Escrow Agent within three (3) business days of Escrow Agent’s notice of intent to disburse the Earnest Money Deposit (which notice shall be effective upon delivery in accordance with Section 20 or by electronic mail to each of Seller’s and Buyer’s counsel), then the Escrow Agent shall with reasonable promptness deposit the Earnest Money Deposit into court in an inter-pleader action unless prior to such deposit the Buyer and the Seller deliver alternative jointly executed written instructions as to disposition of the Earnest Money Deposit (including any instructions to deliver the Earnest Money Deposit to a substitute escrow agent). Seller and Buyer shall be jointly and severally liable for the Escrow Agent’s fees and costs.

Section 8. Seller’s Closing Documents. Seller shall deliver to Buyer, at the Closing, against payment of the Purchase Price, in form satisfactory to Buyer and its counsel:

(a)	A company resolution in recordable form, authorizing the transfer of title to Buyer and appointing an individual to execute all transfer documents for Seller.

(b)	A standard Vermont Warranty Deed, sufficient to convey good, insurable, and marketable title to the Property.

(c)	A completed Vermont Property Transfer Tax Return.

(d)	In the event the sale of the Property is not exempt from Land Gains Tax, a certificate issued by the Vermont Department of Taxes certifying the amount of the Vermont Land Gains Tax due pursuant to the provisions of 32 V.S.A. §§ 10001 et. seq. or certifying that no such tax is due on account of the transaction contemplated by this Agreement.

(e)	A full discharge and/or termination statement for any existing mortgage, security interest, lease, lien or encumbrance on the Property.

(f)	Bill of Sale for all personal property, if any. Buyer acknowledges that Seller is not conveying any personal property as part of the sale of the Property.

(h)	Such affidavits, reports and agreements as may be reasonably required by the company (consistent with typical requirements of title insurance companies issuing commercial title insurance policies in the Vermont market) issuing title insurance to Buyer and to the institution providing financing to Buyer, if any, to permit such title insurance company to issue the title insurance policy without standard exceptions for mechanic’s liens or parties-in-possession.

(k)	Seller shall deliver to Buyer an executed Lease Agreement for the Property with Buyer as Landlord and Seller as Tenant, the form of which is attached as Exhibit “B” hereto.

(l)	Such other instruments as the Buyer may reasonably request to effectuate the transaction contemplated by this Agreement without additional expense to Seller. Such other instruments must be specified by Buyer to Seller in writing within three (3) days after the Due Diligence Date.

Unless required earlier in accordance with the foregoing, Seller shall deliver to Buyer’s counsel final drafts of the documents required by this section three (3) business days before the Closing. Seller’s failure to do so shall not be deemed to be a default of this Agreement, but if such drafts are not timely delivered, Buyer may extend the date of the Closing for up to three (3) business days by written notice to Seller.

Section 9. Title. Buyer shall cause title to the Property to be examined, and shall notify Seller within ten (10) days before the Due Diligence Date of any encumbrances or defects in the title which render the Property unmarketable (“Buyer’s Title Objections”). Within five (5) days after the date that Seller received Buyer’s Title Objections, Seller shall provide Buyer with written notice of its plan to address and/or resolve Buyer’s Title Objections (“Seller’s Title Plan”). Other than with respect to the payoff of its existing mortgage to its lender(s), including without limitation Vermont Economic Development Authority, and any other monetary liens that may encumber the Property, Seller shall not be required to spend more than Twenty Thousand Dollars ($20,000) to address and/or resolve any Buyer’s Title Objections. If Seller’s Title Plan is not acceptable to Buyer, including with respect to the limitation on Seller’s expenditures described above, Buyer may terminate this Agreement on or before the Due Diligence Date, as described above in Section 3, by providing Seller with its notice of termination, whereupon this Agreement shall be terminated and of no further force and effect. If, however, Buyer does not object to Seller’s Title Plan and fails to provide notice of termination, as described above in Section 3, Seller shall deliver at Closing, and Buyer shall accept at Closing, such title as Seller is able to convey under Seller’s Title Plan.

This Section shall not be construed to be a waiver of a claim against marketability by Buyer for a defect arising between the date of Buyer’s Title Objections and the date of Closing, which defect(s) in that event shall be removed or corrected by Seller prior to Closing, subject to the limitations on Seller’s expenditures described in the foregoing paragraph.

As used herein, marketable title shall be defined as insurable title which is free from all liens or encumbrances of record, including, without limitation, any zoning, subdivision, Act 250, public safety or other land use law violations which may subject the Buyer to an enforcement action or claim by any permitting authority exercising jurisdiction over the Property, or any protective covenants and/or easements which substantially impair the use of the Property for commercial purposes. For purposes of this Agreement, marketability of title shall also take into account the Vermont Marketable Title Act (27 V.S.A. § 601 et seq.) and Standards of Title of the Vermont Bar Association now in force to the extent applicable standards exist. It is also agreed that any and all defects in or encumbrances against the title that come within the scope of these Title Standards shall not constitute a valid objection on the part of Buyer if the Title Standards do not so provide; provided, Seller furnishes any affidavits or other instruments that may be required by the applicable Title Standards.

Notwithstanding the foregoing, title to the Property may be conveyed subject to the following:

(a) any state of facts that an accurate survey of the Property would disclose, provided the same does not render title unmarketable;

(b) covenants, agreements, easements, reservations, and restrictions, whether or not of record, provided they do not materially or substantially interfere with the current or intended use of the Property for the manufacturing and development of wind turbines and associated components, together with other incidental office and warehouse uses ; and

(c) existing rights of way and easements for maintenance of utility lines for electricity, telephone, water, sewer, and gas over and through the Property, provided the same do not materially or substantially interfere with the current use of the Property.

Meaning and intending that paragraphs (a) through (c) above shall not be recited in the warranty deed from Seller to Buyer, but rather that those specific encumbrances revealed by Buyer’s examination of title that constitute an acceptable encumbrance, as described in paragraphs (a) through (c) above, may be referenced specifically as exceptions in the warranty deed.

Section 10. Adjustments to Purchase Price. All property taxes and other municipal charges assessed against the Property shall be apportioned at Closing. Apportionments shall be made in accordance with the then prevailing practice in Washington County, Vermont, it being expressly understood and agreed however, that the real estate taxes assessed by the Town of Barre shall be apportioned based on the fiscal year for which such taxes are collected. Should any tax, charge or rate be undetermined on the date of the Closing, the last determined tax, charge or rate shall be used for the purposes of apportionment; provided, however, that such apportionment shall be subject to later adjustment between the parties when the actual amounts of any such tax, charge or rate is finally determined, if the cumulative adjustment exceeds Five Hundred Dollars (US $500.00).

Section 11. Vermont Property Transfer Tax and Land Gains Tax. Seller and Buyer shall execute and deliver such Vermont Property Transfer Tax and Vermont Land Gains Tax forms as may be required by the State of Vermont. As additional consideration for this transaction, Seller shall pay one-half of the Vermont Property Transfer Tax and Buyer shall pay the other one-half. Seller shall pay the Vermont Land Gains Tax, if any. Unless Seller provides a certificate complying with the provisions of 32 V.S.A. § 10007 or proof that the proposed transaction is exempt from Vermont Land Gains Tax, Buyer may withhold from the Payment of the Purchase Price and shall pay the Vermont Department of Taxes an amount equal to ten percent (10%) of the Purchase Price.

Section 12. FIRPTA Certificate. Unless Seller provides a certificate complying with the provisions of 26 U.S.C. § 1445 (FIRPTA), Buyer may withhold from the payment of the Purchase Price and shall pay to the U.S. Internal Revenue Service an amount equal to ten percent (10%) of the Purchase Price.

Section 13. Vermont Non-Resident Withholding Tax. Unless Seller provides a certificate complying with the provisions of 32 V.S.A. § 5847, Buyer may withhold from the payment of the Purchase Price and shall pay to the Vermont Department of Taxes an amount equal to two and one-half percent (2.5%) of the Purchase Price.

Section 14. Risk of Loss. The risk of loss due to damage to the Property by natural disaster or environmental accident is on Seller until the Closing. Seller shall keep and maintain such casualty insurance covering the improvements on the Property as in effect on the date of this Agreement. In the event of a casualty loss prior to Closing, or other loss by natural disaster or environmental accident, Buyer may, in full satisfaction of Buyer’s obligations hereunder, either:

(a)	Elect in writing to terminate this Agreement, and upon such notification, all further rights and liabilities of the parties hereto by any reason of this Agreement shall terminate; or

(b)	Waive the right to terminate this Agreement and close the transaction without reduction in the Purchase Price, in which latter case, Seller shall pay to Buyer all funds received by Seller from its insurance on account of any casualty loss, and shall assign to Buyer all pending claims for insurance then in process, and shall cooperate with Buyer to allow Buyer to collect the proceeds of the insurance.

Section 15. Default and Termination.

(a)	Following the Due Diligence Date, if Buyer shall fail to complete this purchase for reasons other than as set forth above in Sections 9 or 14 or is otherwise in default, Seller’s sole remedy shall be to terminate this Agreement, retaining the Earnest Money Deposit as agreed and liquidated damages, or may pursue the rights to all legal and equitable remedies provided by law. If Seller does not notify Buyer of Seller’s election of remedies within thirty (30) days following knowledge of Buyer’s default, Seller’s sole remedy shall be retention of the Earnest Money Deposit as agreed and liquidated damages.

(b)	If Seller shall fail to complete the sale of the Property as provided herein or is otherwise in default, Buyer may terminate this Agreement and receive back the Earnest Money Deposit as agreed and liquidated damages or may pursue any legal or equitable remedies provided by law, including specific performance and damages.

(c)	In the event that a legal action is instituted arising out of a breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

Section 16. Commissions and Fees. The parties hereto warrant and represent to each other that they have no knowledge of any real estate broker or agent to whom a commission may be payable as a result of this transaction or any such knowledge of any other finder’s fees or commissions related thereto. Seller shall be solely responsible for any consulting fees owed to McCall & Almy, Inc. in connection with this transaction. Each party agrees to indemnify and hold harmless the other for all claims or demands of any other real estate agent, advisor or broker claiming by, through, or under such party. This indemnification shall also include payment of costs and attorneys’ fees incurred by a party in defense of a claim for such real estate commissions or fees.

Section 17. Binding Contact; Governing Law. This Agreement shall bind and inure to the benefit of the parties hereto and their respective representatives, heirs, successors and assigns. This Agreement shall be governed by the laws of the State of Vermont.

Section 18. Assignment. This Agreement shall not be assigned by either party; provided however, that (i) Seller may assign all of its rights and obligations under this Agreement without Buyer’s consent to a successor in ownership of all or substantially all of its business, whether by sale of assets, merger, consolidation or otherwise, as long as such successor (x) has equal or greater net worth and (y) agrees in writing to be bound by the terms of this Agreement, and (ii) Buyer may assign all of its rights under this Agreement without Seller’s consent to a newly formed limited liability company or similar entity having Patrick Malone as its member. If Buyer does so assign this Agreement, it shall remain fully liable for Buyer’s obligations hereunder until the Closing has occurred.

Section 19. Further Assurances. The parties agree to execute, acknowledge and deliver such documents, certificates or other instruments and take such other actions as may be reasonably required from time to time to carry out the intent and purpose of this Agreement.

Section 20. Notices. Any notice or other communication to be given hereunder shall be in writing and mailed, certified with return receipt requested, or telecopied or sent by nationally recognized overnight courier (e.g., Federal Express) to such party at the address or number set forth below:

If to Buyer:	Mr. Patrick Malone
Malone Properties, Inc.
122 Gallison Hill Road
Montpelier, VT 05602
Telephone No: (802) 223-9954
Telecopier No: (802) 229-9009

with a copy to:	Robert H. Rushford, Esq.
Gravel and Shea
P.O. Box 369
Burlington, VT 05402-0369
Telephone No.: (802) 658-0220
Telecopier No.: (802) 658-1456

If to Seller:	Northern Power Systems, Inc.
281 Winter Street
Suite 120
Waltham, MA 02451
Telephone No.: (617) 871-6061
Telecopier No.: (617) 871-1433

with a copy to:	Molly K. Langan, Esq.
Dinse, Knapp & McAndrew, P.C.
209 Battery Street
Burlington, VT 05401
Telephone No.: (802) 864-5751
Telecopier No.: (802) 859-8730

or to such other person, address or number as the party entitled to such notice or communication shall have specified by notice to the other party given in accordance with the provisions of this Section. Any such notice or other communication shall be deemed given: (i) if mailed, when deposited in the mail, properly addressed and with postage prepaid; (ii) if sent by telecopy, when transmitted; or (iii) if sent by overnight service, next-day after sending.

Section 21. Survival. All of the terms, conditions, warranties, covenants, indemnity provisions and representations of this Agreement shall survive the Closing and execution of the Warranty Deed , and shall be in full effect and enforceable after the Closing for a period of one (1) year.

Section 22. Entire Agreement; Amendment. This Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and there are no covenants, promises, agreements, conditions or understandings, oral or written, except as herein set forth. This Agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom such amendment, waiver or discharge is to be enforced.

Section 23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 24. Captions; Headings. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of such sections, nor in any way affect this Agreement or have any substantive effect.

Section 25. Construction. The parties acknowledge that each party has reviewed this Agreement and that the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits thereto.

Section 26. Severability. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the 5th day of March, 2014.

IN PRESENCE OF:	NORTHERN POWER SYSTEMS, INC.

/s/ Kathy Brouillette	By:	/s/ Elliot J. Mark
Witness		Duly Authorized Agent

STATE OF VERMONT

COUNTY OF WASHINGTON, SS.

On this          day of             , 2014, personally appeared Elliot J. Mark, Duly Authorized Agent of NORTHERN POWER SYSTEMS, INC., to me known to be the person who executed the foregoing instrument, and he acknowledged this instrument, by him signed, to be his free act and deed and the free act and deed of NORTHERN POWER SYSTEMS, INC.

Before me,
Notary Public

Notary commission issued in Washington County
My commission expires: 2/10/15

MALONE PROPERTIES, INC.

/s/ Witness	By:	/s/ Patrick Malone
Witness		Patrick Malone,
Duly Authorized Agent

STATE OF VERMONT

COUNTY OF                     , SS.

On this          day of             , 2014, personally appeared PATRICK MALONE, Duly Authorized Agent of MALONE PROPERTIES, INC. to me known to be the person who executed the foregoing instrument, and he acknowledged this instrument, by him signed, to be his free act and deed and the free act and deed of MALONE PROPERTIES, INC.

Before me,
Notary Public

Notary commission issued in County
My commission expires: 2/10/15

Exhibit “A”

Property Description

Certain pieces or parcels of land, with the improvements thereon and appurtenances thereto, located in the Town of Barre, County of Washington and State of Vermont, and more particularly described as follows:

Being all and the same lands and premises conveyed to CB Wind Acquisition Corp. (n/k/a Northern Power Systems, Inc.) by Special Warranty Deed from Northern Power Systems, Inc. dated August 15, 2008 and recorded in Volume 234 at Page 379 of the Town of Barre Land Records.

Being all and the same lands and premises conveyed to Northern Power Systems, Inc. (which subsequently changed its name to NPS Liquidating, Inc.) by Warranty Deed from Bombardier Mass Transit Corporation dated October 5, 2005 and recorded in Volume 212 at Page 481 of the Town of Barre Land Records, and being more particularly described as follows:

Parcel One

Being all and the same lands and premises, together with all improvements now thereon located, conveyed to Bombardier Mass Transit Corporation by Warranty Deed of Central Vermont Economic Development Corporation dated April 4, 2001 and recorded on April 1, 2003 in Book 184 at Pages 74-75 of the Town of Barre Land Records.

Also being all and the same land and premises, together with all improvements now thereon located, conveyed to Central Vermont Economic Development Corporation by Warranty Deed of Barre Area Development, Inc. dated March 5, 1981, and recorded in Book 82, Page 492 of the Town of Barre Land Records.

Being two certain parcels of land located on the northeasterly side of Websterville Road, so-called, in Wilson Industrial Park and referenced as “First Piece” and “Second Piece” in the above-referenced deed, containing 8.8 acres ± and 2.7 acres ±, respectively, and shown as Phase 1 and Phase 1-A on a certain plan entitled “Wilson Industrial Park, Websterville Road, Barre Town, Vermont”, prepared by Wayne D. Lawrence, RE., dated December, 1980, and recorded in the Town of Barre Land Records.

Parcel Two

Being all and the same lands and premises conveyed to Bombardier Mass Transit Corporation by Warranty Deed of Central Vermont Economic Development Corporation dated October 5, 2005 and recorded in Volume 212 at Page 481 of the Town of Barre Land Records.

Also shown as Lot # 6-33-2 on a plan entitled “Plat of Lands of Northern Power” dated October 5, 2005 and prepared by Dufresne & Associates, PC and recorded at Map Slide 370 of the Town of Barre Land Records (the “Plan”).

In order to comply with applicable state rules concerning potable water supplies and wastewater systems, a person shall not construct or erect any structure or building on the lot of land described in this deed if the use or useful occupancy of that structure or building will require the installation of or connection to a potable water supply or wastewater system, without first complying with the applicable rules and obtaining any required permit. Any person who owns this property acknowledges that this lot may not be able to meet state standards for a potable water supply or wastewater system and therefore this lot may not be able to be improved.

Parcel Three

Being all and the same lands and premises conveyed to Bombardier Transit Corporation, now known as Bombardier Mass Transit Corporation, by Warranty Deed of Bombardier Corporation dated December 19, 1996 and recorded in Volume 145 at Page 530 of the Town of Barre Land Records, and being all and the same lands and premises conveyed to Bombardier Corporation by Warranty Deed of Barre Area Development, Inc. dated April 29, 1993 and recorded in Volume 133 at Page 469 of the Town of Barre Land Records.

Also shown as Lot # 6-34 on the Plan.

In order to comply with applicable state rules concerning potable water supplies and wastewater systems, a person shall not construct or erect any structure or building on the lot of land described in this deed if the use or useful occupancy of that structure or building will require the installation of or connection to a potable water supply or wastewater system, without first complying with the applicable rules and obtaining any required permit. Any person who owns this property acknowledges that this lot may not be able to meet state standards for a potable water supply or wastewater system and therefore this lot may not be able to be improved.

The herein-conveyed lands Parcels One, Two, and Three are subject to the provisions of Declaration of Protective Covenants dated July 28, 1976, recorded in Book 70, Pages 312-316 of the Town of Barre Land Records, to sewer line easements as shown on said plan, and to all easements, restrictions and rights-of-way, if any, of prior record or shown on the plats and plans recorded in the Town of Barre Land Records and all State and municipal permits of record or on file with the appropriate State or municipal office and provisions of municipal ordinances, public laws and special acts provided, however, that nothing in this paragraph shall reinstate any easements, restrictions or rights-of-way extinguished by the Marketable Record Title Act, 27 V.S.A. §§ 601-611.

The property described herein is conveyed subject to an Easement Deed from Northern Power Systems, Inc. to Bombardier Mass Transit Corporation dated October 6, 2005, providing for access to Lot 6-33-3, as shown on the Plan, and to be recorded in Volume 212 Pages 488-493 of the Town of Barre Land Records.

Reference is hereby made to the above-mentioned instruments, the records thereof and the references therein contained in further aid of this description.

Exhibit “B”

Lease

LEASE AGREEMENT

between

MALONE PROPERTIES, INC.

(“Landlord”)

and

NORTHERN POWER SYSTEMS, INC.

(“Tenant”)

Dated as of             , 2014

-i-

Exhibits

Exhibit “A” - Property Site Plan

Exhibit “B” - Description of the Landlord’s Property

Exhibit “C” - General Systems and Equipment

-ii-

LEASE AGREEMENT

This Lease Agreement (the “Lease”) is by and between MALONE PROPERTIES, INC., a Vermont corporation with a place of business in Montpelier, Vermont (the “Landlord”) and NORTHERN POWER SYSTEMS, INC., a Delaware corporation with a place of business in Barre, Vermont (the “Tenant”).

Background

1 . Landlord is the owner of a 115,000+/- square foot commercial building located at 29 Pitman Road in Barre, Vermont (“Landlord’s Building”), as depicted on the site plan attached hereto as Exhibit “A” (the “Site Plan”).

2 . Tenant wishes to lease from Landlord, and Landlord wishes to lease to Tenant, all of Landlord’s Building according to the following terms and conditions.

N O W , T H E R E F O R E ,

In consideration of the promises and the mutual covenants and agreements herein set forth, and in reliance on the representations and warranties contained herein, the parties hereby agree as follows:

Section 1. Lease of Premises. Landlord hereby leases and rents to Tenant, and Tenant hereby takes from Landlord, the following described land, premises and property (hereinafter referred to as the “Premises” or “Leased Premises”):

Being all of Landlord’s Building containing 115,000 square feet, more or less, located on four (4) parcels of land located at 29 Pitman Road in Barre, Vermont, all as further described in Exhibit “B” attached hereto (the “Property”).

The Premises include the right of Tenant, its agents, invitees, licensees, business visitors, and guests, in common with Landlord and others: (i) to cross and re-cross the driveways, parking lots, walkways and open lands depicted on the Site Plan for the purpose of ingress and egress; (ii) to park in the parking spaces within the parking area depicted on the Site Plan, without additional charge from Landlord, to the extent reasonably required for the uses specified herein, subject to the requirements of applicable laws and ordinances; and (iii) to use the signage for the Landlord’s Building, subject to the requirements of applicable laws and ordinances and the specific provisions of Section 23 of this Lease. Landlord shall retain the right to relocate such parking areas, roadways, and walkways and to establish reasonable rules and regulations for their use, but no such relocation, rule or regulation will materially adversely affect Tenant’s ability to access, use and enjoy the Leased Premises for the purposes hereinafter specified.

The Leased Premises are subject to: (i) all covenants, restrictions and easements of record provided none of the foregoing unreasonably limit the use of the Premises for Tenant’s intended use; and (ii) all zoning regulations, ordinances, building restrictions, regulations and permits of any municipal, county, state or federal department having jurisdiction over the Leased Premises.

Section 2. Term of Lease. The Premises are hereby leased to Tenant, subject to all of the terms and conditions herein contained, for an initial term (the “Initial Term”) which shall commence on             , 2014 (the “Commencement Date”) and expire on the fifth (5th) anniversary of the Commencement Date, or on             , 2019.

Notwithstanding the foregoing, effective at each of the second (2nd), third (3rd) and fourth (4th) anniversary of the Commencement Date of this Lease, Tenant shall have an annual right to terminate this Lease. Tenant shall provide not less than six (6) months’ notice of the exercise of its right to terminate this Lease, such notice to be delivered not less than six (6) months before the applicable anniversary date.

Provided Tenant is not then in default under any of the terms or conditions of this Lease Agreement, all rent required to be paid by Tenant during the Initial Term has been paid in full, and Landlord is not prohibited by applicable law from renewing or extending this Lease Agreement, Tenant shall have an option to renew or extend this Lease Agreement for one (1) renewal term of three (3) years on all of the same terms and conditions set forth herein, except for the amount of Minimum Rent which is due (as described below), and that upon the exercise of the renewal term, there shall be no further option to renew or extend (the “Renewal Term”). The option to renew must be exercised, if at all, by written notice to Landlord in accordance with the terms of Section 28 below not later than six (6) months before the expiration of the Initial Term. The Initial Term and the Renewal Term are sometimes hereinafter referred to collectively as the “Term”.

Section 3. Use of Premises. Tenant shall use and occupy the Premises for the manufacturing and development of wind turbines and associated components, together with other incidental office and warehouse uses, and for any other use permitted by law which may arise as essential to Tenant’s business. Unless specified above, Premises may not be used for any other purpose without the Landlord’s consent, which consent shall not be unreasonably withheld or delayed. Tenant will operate the Premises and Tenant’s business in a manner consistent with the character and quality of the building within which the Premises are located. Tenant shall keep the area of the Premises in a neat, clean and safe condition. Tenant shall have 24-hour access to the Premises seven days a week; provided, however, that in occupying the Premises, Tenant shall not operate its business so as to overburden or exceed the capacity of the utility services installed in the building within which the Premises are located.

Section 4. Minimum Rent. During the Initial Term, Tenant agrees to pay to Landlord, without demand or set off, in lawful money of the United States, at the address specified in Section 28, or at such other location as Landlord may hereafter designate in writing, Minimum Rent for the Leased Premises which shall be Three Dollars ($3.00) per square foot, or Three Hundred Forty Five Thousand Dollars ($345,000.00) per year, which, for the convenience of the Landlord, shall be paid in equal monthly installments of Twenty Eight Thousand Seven Hundred Fifty Dollars ($28,750.00). During Renewal Term, if exercised, the Minimum Rent shall be Three and 50/100 Dollars ($3.50) per square foot, or Four Hundred Two Thousand Five Hundred Dollars ($402,500.00) per year, which shall be paid in equal monthly installments of Thirty Three Thousand Five Hundred Forty One and 67/100 Dollars ($33,541.67). Each installment of Minimum Rent and Additional Rent (as hereinafter defined), shall be due and payable in advance, on the first day of each month. The first payment of Minimum Rent and Additional Rent shall be due and payable on the Commencement Date. Rent for any period of less than a full month shall be prorated.

The Minimum Rent and all other sums payable under this Lease shall be paid without notice, demand, counterclaim, set off, deduction, or defense and without abatement, suspension, diminution, or reduction, and the obligations and liabilities of Tenant under this Lease shall in no way be released, discharged or otherwise affected (except as otherwise expressly provided in this Lease herein) by reason of any occurrence whatsoever.

Section 5. Security Deposit. Landlord and Tenant acknowledge that Tenant shall not be required to pay a security deposit under this Lease.

Section 6. Common Area Charges. Tenant shall pay, as Additional Rent, Tenant’s pro rata share of the real estate taxes and insurance premiums described below for Landlord’s Building (“CAM”). Tenant’s pro rata share is 100%. CAM consists of all municipal charges and taxes assessed against the real estate upon which the Premises are located (including municipal and state-wide property tax assessments) and insurance premiums for all insurance carried by the Landlord with respect to the real estate and the building within which the Premises are located. Tenant shall have the right to contest and seek abatement and/or reduction of real estate taxes, and Landlord shall cooperate with any such efforts at no cost to Landlord. If Landlord receives a refund of any portion of real estate taxes that were included in the real estate taxes paid by Tenant, then Landlord shall reimburse Tenant its pro rata share of the refunded taxes, less any non-reimbursed expenses that Landlord reasonably incurred to obtain the refund.

For the convenience of the Landlord, CAM shall be paid in monthly installments due and payable at the time of the payment of Minimum Rent. Landlord shall determine a reasonable estimate of the CAM and shall advise Tenant of the estimated amount of CAM and Tenant’s pro rata share of CAM. Not less frequently than once each year, Landlord shall compare the actual expense for CAM to the estimated expenses and shall provide Tenant with a statement indicating whether the estimated CAM was greater or less than the actual CAM. To the extent the actual CAM was less than the estimated CAM, Landlord will credit the excess against future rent payments due from Tenant or will pay such amount in cash if no future rent payments are to be paid by Tenant (e.g., at the end of the Lease term). To the extent actual CAM exceeds the estimated CAM, Tenant shall pay the difference to Landlord within thirty (30) days of the date the statement is delivered to Tenant. Landlord will preserve the records of the actual CAM for inspection by Tenant for two (2) years from the date of the annual statement to which the receipts apply, and Tenant shall have the right to inspect such records. For the first year of the Term, CAM is estimated to be Eighty-Five Thousand Nine Hundred Ninety-Two Dollars ($85,992), or Seven Thousand One Hundred Sixty-Six Dollars ($7,166) per month.

Section 7. Tenant’s Taxes. Tenant shall pay when due all taxes assessed against the Tenant on account of the Tenant’s personal property on the Premises, and Tenant’s use and occupancy of the Premises under this Lease. The term “when due” as used in this Lease means on or before the date Tenant will incur penalties for the failure to pay such taxes.

Section 8. Tenant’s Maintenance and Utilities. Subject to the Landlord’s obligations to make major repairs and capital improvements as set forth in Section 13, Tenant shall operate and maintain the Leased Premises and each and every part thereof and the facilities, mechanical systems, machinery and equipment therein contained at its own cost and expense and, beginning on the Commencement Date, shall pay all directly all charges for water, sewer, gas, electricity, light, heat, power, telephone and any other services used, rendered or supplied upon or in connection with the Leased Premises, including, without limitation, connection fees or costs charged for the supply of such services or the installation of Tenant’s meters, and Tenant shall indemnify and save harmless Landlord on such account. Landlord shall not be responsible for the failure of water supply, gas, heat, power, electric current, telephone or other service, or for any damage to property occasioned by the breakage, leakage or obstruction of any pipes or other leakage in or about the Leased Premises, unless caused by the gross negligence or willful misconduct of Landlord, its employees, agents or contractors. If any essential services (such as HVAC, access, electricity, or water) are interrupted and such interruption does not result from Tenant’s negligence or willful misconduct, Tenant is entitled to an abatement of rent beginning on the later of (i) the fourth (4th) consecutive business day following such interruption, or (ii) the date when Tenant stops using the Leased Premises because of the interruption. If such interruption is not remedied within one hundred twenty (120) days from the date it commenced, then Tenant shall have the right to terminate this Lease. During any such interruption, Landlord shall use reasonable efforts to restore the services.

Section 9. Casualty Insurance. Landlord will insure the building within which the Premises are located and all of Landlord’s personal property therein against loss by fire, in such amounts as Landlord may consider reasonable, by policies which shall include standard extended coverage endorsements. The cost of the premiums for such insurance shall be included in the CAM. Tenant shall be responsible for maintaining any and all insurance upon Tenant’s property in and upon the Leased Premises, by policies which shall name Landlord as an additional insured, as Landlord’s interests may appear, and Landlord shall not be held responsible for any damage thereto unless caused by the gross negligence or willful misconduct of Landlord, its employees, agents or contractors. Neither Tenant nor Landlord, nor their respective agents, employees or guests, shall be liable to the others for any loss or damage to the Leased Premises by fire or any other cause within the scope of such fire and extended coverage insurance, it being understood that provided any such damage is covered by existing insurance policies, the parties shall look solely to the insurer for reimbursement for such loss or damage.

Section 10. Liability Insurance. Tenant, at Tenant’s own cost and expense, will maintain a policy or policies of liability insurance insuring Landlord and Tenant against all claims or demands for personal injuries to or death of any person, and damage to or destruction or loss of property, which may or may be claimed to have occurred on the Leased Premises or in the vicinity of the same. Such policies shall cover such risks and be in such amounts as Landlord from time to time may reasonably request, but in any event in an amount not less than Two Million Dollars and 00/100 ($2,000,000.00) for injury to or death of any one person or for damage to or destruction or loss of property. Tenant shall deliver to Landlord certificates of such insurance coverage upon demand by Landlord, which certificates shall name Landlord as an additional insured.

Section 11. Net Lease. It is understood and agreed that the Minimum Rent and Additional Rent to be paid to Landlord by Tenant hereunder shall be absolutely net to the Landlord, and this Lease shall be interpreted and construed to that effect.

Section 12. Alterations.

(a)	Except as hereinafter expressly provided, Tenant shall not make or permit to be made any alterations, additions, changes or improvements in or to the Leased Premises or any part thereof which would cost in excess of Twenty-Five Thousand Dollars ($25,000) without first obtaining the written consent of Landlord thereto (which consent Landlord agrees not to unreasonably withhold, condition or delay, provided Tenant has fully complied with each and every term, covenant and condition in this Lease and, with respect to such alterations, additions, changes or improvements, has provided Landlord with such liability insurance policies and/or surety bonds as Landlord may reasonably request). Notwithstanding the foregoing, Tenant shall not make or permit to be made any alterations, additions, changes or improvements in or to the structural components of the Leased Premises (regardless of cost) without first obtaining the written consent of Landlord, which otherwise shall be subject to the foregoing terms and conditions.

(b)

Before requesting Landlord’s consent, Tenant shall submit to Landlord detailed plans and specifications in duplicate of such proposed alterations, changes, additions or improvements, one of which copies may be retained by Landlord. Landlord shall be entitled to withhold its consent to any such alterations, additions, changes, or improvements, until such time as Tenant provides Landlord with reasonable evidence of the approval of such alterations, additions, changes or improvements by any and all municipal, state, federal or other governmental or other authorities, offices and departments now existing or hereafter created having jurisdiction over the Premises, and of the Board of Fire Underwriters or other like body, which approvals Tenant shall obtain at its own cost and expense.

(c)	Landlord, its architect, agents and employees, shall, upon reasonable notice, have the right to enter upon the Leased Premises in a reasonable manner and at all reasonable times during the course of any such alterations, additions, changes or improvements for the purpose of inspection and of finding out whether such work conforms to the approved plans and specifications and with the agreements herein contained.

(d)	Any and all alterations, additions, improvements and changes made by Tenant at any time and all governmental approvals therefor shall immediately be and become the property of Landlord without any payment therefor by Landlord; provided, however, that it is expressly understood and agreed that any trade fixtures or other fixtures added by Tenant (other than those which are required by the terms of this Lease to be provided by Tenant as a result of its obligation to repair or replace property furnished by Landlord) shall remain the property of Tenant and may be removed by Tenant, at Tenant’s expense, upon the expiration or earlier termination of this Lease, provided that any damage caused thereby is immediately repaired by Tenant.

(e)	Tenant, at its own cost and expense, will cause any and all mechanics’ liens and perfections of the same which may be filed against the Leased Premises to be paid and satisfied of record within thirty (30) days after Landlord shall send to Tenant written notice by registered mail of the filing of any notice thereof against the Premises or the owner, for or purporting to be for labor or materials alleged to be furnished or to be charged by or for Tenant at the Leased Premises, or will bond such mechanics’ liens within said thirty (30) day period and use its good faith efforts to have such liens discharged by an order of a court of competent jurisdiction as promptly as possible.

(f)	Any alterations, improvements or other work once begun must be prosecuted with reasonable diligence to completion and, subject to the provisions of Subsection 12(e), above, be paid for by Tenant in full, free and clear of liens or encumbrances against the Leased Premises or Landlord, and must be performed in all respects in accordance with law.

Section 13. Repairs, Replacements. Tenant has inspected and is familiar with the condition of the Leased Premises, and Tenant shall take and accept the same “as is,” with no further representations or warranties of any kind with respect to the quality of the Premises or the suitability of the Premises for Tenant’s intended use. Landlord shall be responsible for structural repairs and repairs to the roof at Landlord’s sole expense and not subject to any reimbursement by Tenant. Tenant shall perform or cause to be performed regular periodic and preventative maintenance on the heating, air conditioning, plumbing and similar systems and on all machinery and equipment located in the Leased Premises included under “General Systems and Equipment” on Exhibit “C” attached hereto, and shall at all times keep the Leased Premises and such systems, machinery and equipment clean and in good order and repair, subject to Landlord’s obligations to make major repairs and capital improvements as set forth below. Landlord will have the right to cause its agents to inspect the Leased Premises in a reasonable manner, upon at least 24 hours’ prior notice, and at all reasonable times to assure that Tenant is complying with its duties to repair and maintain hereunder. Any defect or deficiency noted as a result of such inspection shall be reported to Tenant and, provided such defect or deficiency is Tenant’s responsibility as specified herein, unless the same is corrected and remedied forthwith by Tenant, Landlord shall have the right to correct and remedy the same, at Tenant’s expense, and the costs of doing so shall immediately be paid by Tenant to Landlord, as Additional Rent. Subject to Landlord’s obligations to make major repairs and capital improvements as set forth below, Tenant shall make all maintenance minor repairs and minor replacements to the interior portions of the Leased Premises and its systems as may be reasonably required to place, keep and maintain the same in good order and state of repair, including repairs to any glass which may become broken. Notwithstanding the foregoing, Landlord shall be responsible for making major repairs or capital replacements (of the plumbing, electrical, sprinkler, HVAC systems and other general systems and equipment which include the systems and equipment set forth under the heading “General Systems and Equipment” on Exhibit “C”. For the purposes hereof, “major repairs and capital replacements” shall mean any repairs or replacements costing in excess of Twenty-Five Thousand Dollars ($25,000) and/or which under generally accepted accounting principles are properly classified as capital expenses. Tenant shall pay Tenant’s pro rata share of the costs of making such repairs or replacements (the “Capital Costs”) during the period of the Term in which it benefits from such repairs or replacements. Tenant’s pro rata share of the Capital Costs shall equal a fraction, the numerator of which shall be the number of years remaining in the Term, and the denominator of which shall be the life expectancy of the capital replacements, expressed as a number of years, multiplied by the Capital Costs. The life expectancy of the capital replacement shall be determined as the useful life for book purposes consistent with generally accepted accounting principles. Tenant shall pay its pro rata share of the Capital Costs on a monthly basis as and when it pays its CAM charges pursuant to Section 6. Repairs or replacements required under this Lease shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving notice or having actual knowledge of the need for a repair or replacement. Neither party shall have any responsibility for maintenance, repair or replacement of the equipment listed under “Dormant Systems and Equipment” on Exhibit “C” (the “Dormant Equipment”). Tenant may at any time utilize the Dormant Equipment but it shall have no obligation to maintain, repair or replace such equipment regardless of such use. Tenant shall be solely responsible for the maintenance, repair and replacement of the equipment listed as “Special to NPS Systems and Equipment” on Exhibit “C” (the “Special Equipment”). Tenant may, but shall not be obligated to, remove any of the Dormant Equipment or the Special Equipment at the end of the Lease Term. Tenant shall repair any damage caused to the Leased Premises in connection with such removal.

Section 14. Tenant to Comply with Laws, etc. Tenant shall and will at its own cost and expense promptly execute and comply with any and all requirements at any time affecting the Leased Premises imposed by any present or future, foreseen or unforeseen, law, statute, or governmental authority now existing or hereafter created (excluding, however, any violations existing, entered or filed against or noticed with respect to the Leased Premises on or before the Commencement Date), relating to changes or requirements incidental to or the result of any use or occupation of the Premises by Tenant. Tenant shall further so comply with each and every rule, order and requirement of any federal, state, municipal, legislative, executive, judicial or other governmental body, commissioner or officer or of any bureau or department thereof, whether now existing or hereafter created, having jurisdiction over the Leased Premises or any part thereof, or exercising any power relative thereto or to the owners, tenants or occupants thereof. Notwithstanding the foregoing sentences, if any such compliance requires alteration to the Building and incurrence of a “Capital Cost” as defined in Section 13, then such cost shall be shared pro rata between Landlord and Tenant in accordance with the provisions of Section 13.

Section 15. No Waiver. The failure of Landlord to insist in any one or more instances upon the strict performance of any of the terms, covenants, conditions and agreements of this Lease, or to exercise any option herein conferred, shall not be considered as waiving or relinquishing for the future any such terms, covenants or conditions, agreements or options, but the same shall continue and shall remain in full force and effect; and the receipt of any rent or any part thereof, whether the rent be that specifically reserved or that which may become payable under any of the covenants herein contained, and whether the same be received from Tenant or from any one claiming under or through Tenant or otherwise shall not be deemed to operate as a waiver of the rights of Landlord to enforce the payment of rent or charges of any kind previously due or which may thereafter become due, or the right to terminate this Lease and to recover possession of the Premises by summary proceedings or otherwise, as Landlord may deem proper, or to exercise any of the rights or remedies reserved to Landlord hereunder or which Landlord may have at law, in equity or otherwise.

Section 16. Landlord’s Right of Access. Landlord or Landlord’s agents shall have the right to enter the Premises in a reasonable manner during normal business hours following at least twenty-four (24) hours’ prior notice, to examine the same, and to show them to prospective purchasers, mortgagees, or, during the last six (6) months of the Term, lessees. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligations, responsibility or liability whatsoever, for the care, supervision or repair, of the Leased Premises or any part thereof, other than as herein expressly provided.

Section 17. Priority of Mortgages. This Lease and any assignment or sublet undertaken pursuant to Section 18 hereof shall be and remain subject and subordinate to any existing mortgage and any mortgage or mortgages that may hereafter be placed against the Leased Premises provided the mortgagee provides a subordination, non-disturbance and attornment agreement to the Tenant on commercially reasonable terms and specifically providing that the mortgagee agrees to the release of insurance proceeds in accordance with the terms of Section 19 hereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. Tenant will execute estoppel certificates and Subordination and Non-Disturbance Agreements in such reasonable form as may be requested in connection with such mortgages.

Section 18. Assignment, Subletting. Without the prior written consent of Landlord (which consent Landlord shall not unreasonably withhold, condition or delay, due consideration being given to the experience of the proposed assignee or subtenant in the conduct of businesses permitted by this Lease and also to the financial stature of such proposed assignee or subtenant), neither Tenant, nor Tenant’s legal representatives or successors in interest shall assign this Lease, by operation of law or otherwise, or sublet the whole or any part of the Leased Premises; and no assignment shall in any way release Tenant from its primary obligations to Landlord, or limit or otherwise reduce its liability to Landlord. Without limitation, the term “assign” as used herein, shall include: (i) an assignment of a part interest in this Lease or a part interest in the Premises; and (ii) any merger, consolidation, transfer (singly or in combination) of shares or interests constituting more than half of the total shares or interests outstanding or any other transaction the effect of which is directly or indirectly to transfer to any third party the benefits of this Lease, unless the successor would have an equal or greater net worth than Tenant in which case such transfer shall not be included in the term “assign”. Landlord shall consent to Tenant’s assignment of its rights under this Lease: (a) to a wholly owned subsidiary of Tenant; or (b) as security in favor of any bank or lending institution to secure any loan or other financial accommodation by such bank or lending institution to Tenant, provided that such assignment shall not encumber, and shall remain subordinate to, the interest of Landlord or Landlord’s mortgagee in the Leased Premises and that such collateral assignment shall be consistent with the terms of this Lease, and provided, further, that Landlord and such mortgagee shall enter into a written agreement to that effect, in form reasonably satisfactory to Landlord.

Section 19. Damage or Destruction. If the Premises are damaged by fire or by any other cause, the following provisions shall apply:

(a)

If the damage is to such extent that the cost of restoration, as reasonably estimated by Landlord, will equal or exceed Six Hundred Thousand Dollars and 00/100 ($600,000.00), Landlord may, no later than sixty (60) days following the damage, give Tenant a notice stating that Landlord elects to terminate this Lease. If such notice shall be given: (i) this Lease shall terminate on the third day after the giving of said notice; (ii) Tenant shall surrender possession of the Premises within a reasonable time thereafter; and (iii) all rent shall be apportioned as of the date of such surrender and any rent paid for any period beyond said date shall be repaid to Tenant.

(b)	If the cost of restoration, as reasonably estimated by Landlord, shall amount to less than Six Hundred Thousand Dollars and 00/100 ($600,000.00), or if despite the cost Landlord does not give notice to Tenant of its election to terminate in accordance with Subsection 19(a), above, Landlord shall restore the Premises with reasonable promptness, subject to delays beyond Landlord’s control, and Tenant shall not have the right to terminate this Lease on account of such damage (unless such restoration cannot be completed within ninety (90) days of the date of casualty, in which event Tenant will have the right to terminate this Lease forthwith, by written notice to Landlord).

Landlord need not restore fixtures, improvements or other property of Tenant except when damage is occasioned by gross or willful negligence of Landlord, its agents or contractors.

In any case in which the use of the Premises is affected by any such damage, there shall be either an abatement or a reduction in rent during the period for which the Premises are not reasonably usable for the purposes for which they are leased hereunder, the amount of such abatement or reduction to fairly and appropriately reflect the degree to which Tenant is thereby prevented from using the Premises for such purposes. The words “restoration” and “restore” as used in this Section shall include repairs. In no event shall Tenant be responsible for any expenses associated with any restoration or repairs under this clause.

Section 20. Eminent Domain. If, at any time during the term of this Lease, title to a substantial portion of the Premises (meaning thereby so much as shall render the remaining portion substantially unusable by the Tenant for the purposes set forth in Section 3) shall be taken by exercise of the right to condemnation or eminent domain or by agreement between Landlord and those authorized to exercise such right (all such proceedings being collectively referred to as a “Taking”), this Lease shall terminate and expire on the date of such Taking and rent shall be apportioned and paid to the date of such Taking. Except as expressly set forth below, any award for the value of the Premises, land, buildings and improvements, and loss of rent from Tenant, shall belong to Landlord, and Tenant shall not be entitled to share in any such award. To the extent such compensation award or recovery to Tenant does not diminish the amount of the compensation award or recovery otherwise awardable to Landlord, Tenant shall have the right to claim and recover from the condemning authority, but not from the Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any and all damage to Tenant’s business by reason of any condemnation, for and on account of any cost or loss to which Tenant might be put in relocating its business or removing Tenant’s merchandise, furniture, fixtures and equipment from the Premises, for any cost or loss to Tenant’s improvements, or for loss of the value, if any, of Tenant’s leasehold interest at the time of the Taking.

If the title to less than a “substantial portion” of the Premises shall be taken in condemnation so that the business conducted on said Premises can be continued without material diminution, this Lease shall continue in full force and effect. If the Taking does not amount to a substantial portion but does materially adversely affect the Tenant’s ability to conduct its business, the rent from and after the date of the vesting of title in the condemnor shall be equitably adjusted to reflect the diminished value of the Premises to the Tenant as a direct result of the condemnation.

Section 21. Indemnity. Tenant shall indemnify and save harmless Landlord from and against any and all liability, claims, demands, damages, expenses, fees, fines, penalties, suits, proceedings,

actions and causes of action of every kind and nature, including Landlord’s costs and reasonable attorneys’ fees, suffered or incurred as a result of any breach by Tenant, its agents, servants, employees, visitors or licensees of any covenant or condition of this Lease, or as a result of Tenant’s use or occupancy of the Leased Premises, or the carelessness, negligence or improper conduct of Tenant, its agents, servants, employees, visitors or licensees; provided, however, that it is understood and agreed that the obligations of Tenant hereunder shall not extend to the gross negligence or willful misconduct of Landlord, its employees, agents or representatives.

Landlord shall indemnify and save harmless Tenant from and against any and all liability, claims, demands, damages, expenses, fees, fines, penalties, suits, proceedings, actions and causes of action of every kind and nature, including Tenant’s costs and reasonable attorneys’ fees, suffered or incurred as a result of any breach by Landlord, its agents, servants, employees, visitors or licensees of any covenant or condition of this Lease, or as a result of Landlord’s fulfillment of its obligations under this Lease, or the carelessness, negligence or improper conduct of Landlord, its agents, servants, employees, visitors or licensees; provided, however, that it is understood and agreed that the obligations of Landlord hereunder shall not extend to the gross negligence or willful misconduct of Tenant, its employees, agents or representatives.

Section 22. Events of Default, Remedies, Damages.

(a)	Each of the following shall constitute an Event of Default:

(i)	Tenant shall fail to pay when and as due any Minimum Rent or Additional Rent payable under this Lease, and such default shall continue for a period of ten (10) days after written notice of such default from Landlord to Tenant; or

(ii)	Tenant shall fail to perform or comply with any of the agreements, terms, covenants or conditions in this Lease, other than those referred to in Subsection 22(a)(i), for a period of thirty (30) days after notice from Landlord to Tenant specifying the items in default, or in the case of a default or contingency which cannot with due diligence be cured within said thirty (30) day period, Tenant shall fail to commence within said thirty (30) day period the steps necessary to cure the same and thereafter to prosecute the curing of such default with due diligence (it being understood that the time of Tenant within which to cure shall be extended for such period as may be necessary to complete the same with all due diligence); or

(iii)	Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or a receiver or trustee shall be appointed of all or substantially all of the property of Tenant or Tenant shall make any assignment for the benefit of Tenant’s creditors, or Tenant shall vacate the Premises.

(b)	For so long as an Event of Default shall exist and be continuing, Landlord may give written notice to Tenant specifying the Event of Default and stating that Tenant’s rights to the possession, use and occupancy of the Premises under this Lease shall expire and terminate on the date specified in such notice, which date shall be at least ten (10) days after the giving of notice, and upon the date so specified, all rights of Tenant under this Lease shall so expire and terminate.

(c)	Upon termination of Tenant’s rights to possession, use and occupancy of the Premises under this Lease in accordance with the provisions of Subsection 22(b), above, Landlord shall by prompt written notice to Tenant elect to receive from Tenant either the damages specified below in Subsection 22(c)(i) or Subsection 22(c)(ii).

(i)	Tenant shall pay Landlord an amount equal to: (x) any Minimum Rent, Additional Rent and any damages which shall have been due or sustained prior to such termination, all reasonable costs, fees and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by Landlord in pursuit of its remedies hereunder; plus an additional amount equal to (y) the present worth (as of the date of such termination) of the Minimum Rent and Additional Rent which, but for such termination of this Lease, would have become due during the remainder of the term as then constituted; less (z) the fair rental value of the Premises as of the date of such termination, as reasonably determined by an independent real estate appraiser selected by Landlord. Such damages shall be payable to Landlord in one lump sum on demand and shall bear interest at the rate set forth below in Section 31 until paid. For purposes of this clause, “present worth” shall be computed by discounting such Minimum Rent and Additional Rent to present worth at a discount rate equal to one percentage point above the discount rate then in effect at the Federal Reserve Bank of Boston; or

(ii)	Tenant shall pay Landlord an amount equal to: (x) any Minimum Rent, Additional Rent and any damages which shall have been due or sustained prior to such termination, all reasonable costs, fees and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by Landlord in pursuit of its remedies hereunder or in thereafter renting the Premises to others from time to time (which costs may include preparing the Premises for re-letting and of re-letting the Premises); plus (y) an amount equal to the Minimum Rent and Additional Rent which, but for such termination would have become due during the remainder of the term as then constituted, less the amount of Minimum Rent and Additional Rent, if any, which Landlord shall receive during such period from others to whom the Premises may be rented (other than any Additional Rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord). Any payments due under clause (x) of this Subsection 22(c)(ii) shall be immediately due and payable. Payments due under clause (y) of this Subsection 22(c)(ii) shall be due and payable in monthly installments, in advance, on the first day of each calendar month following termination of this Lease and continuing until the date on which the term would have expired but for such termination, provided, however, that in the event Tenant fails to pay such installments as and when due then the entire amount of such installments shall become immediately due and payable in full, discounted to present value as provided in Subsection 22(c)(i) above, at the option of Landlord.

The failure by Landlord to provide such notice shall constitute an election by Landlord to receive the damages specified in Subsection 22(c)(ii).

Upon any termination of this Lease, Tenant shall immediately vacate the Premises and surrender the same to Landlord in the same condition as received, reasonable wear and tear excepted. In the event Tenant fails to so vacate and surrender the premises, Tenant shall pay all costs reasonably incurred by Landlord in requiring Tenant to vacate, including reasonable attorneys’ fees and disbursements and, further, will pay Landlord a daily occupancy charge equal to one hundred twenty-five percent (125%) of the average daily rental payable by Tenant during the most recent Lease Agreement year until Tenant vacates the Premises as provided in the terms of this Lease. Tenant expressly agrees that, for so long as any Event of Default shall exist and be continuing, Landlord shall have the right to immediately regain possession of the Premises and to exclude Tenant from further use, occupancy and enjoyment thereof, and Tenant waives any and all claims which it may have against Landlord, regardless of when the same arise, on account of such regaining of possession by Landlord or such exclusion. Upon the termination of this Lease, Tenant will remove all goods and effects not the property of Landlord, at Tenant’s expense. Any damage thereby caused to the Premises shall be promptly repaired by Tenant, at Tenant’s expense. At Landlord’s option, any goods and effects not so removed shall be deemed abandoned by Tenant and thereupon shall become the sole property of Landlord. In the event Tenant shall fail or refuse to vacate the Premises without breach of the peace after termination, Landlord may obtain a court order for the payment of rent into court in accordance with the terms of 12 V.S.A. § 4853a. Landlord shall also have all other rights and remedies as may be available under applicable law at the time of the occurrence of the Event of Default.

Section 23. Signs. Tenant shall not install or display any sign, logo or advertising medium on the outside of the Premises or any other portion of Landlord’s property unless Landlord shall have given its prior consent to the sign, display or advertising medium, which consent shall not be unreasonably withheld or delayed, and Tenant shall have obtained from such others including government authorities and agencies with or claiming jurisdiction over the Premises all necessary permits and approvals for the proposed sign, display or advertising medium. Subject to any required governmental approvals, Landlord hereby consents to all existing signage and Tenant placing signage on the Landlord’s Building, on the monument of the Landlord’s Building and at Tenant’s entry to the Landlord’s Building, at Tenant’s sole expense.

Section 24. Broker Commissions. The parties hereto warrant and represent to each other that they have no knowledge of any real estate broker or agent to whom a commission may be payable as a result of this transaction or any such knowledge of any other finder’s fees or commissions related thereto. Tenant shall be solely responsible for any consulting fees owed to McCall & Almy, Inc. (representing the Tenant) in connection with this Lease. Each party agrees to indemnify and hold harmless the other for all claims or demands of any real estate agent or broker claiming by, through, or under such party. This indemnification shall also include payment of costs and attorneys’ fees incurred by a party in defense of a claim for such real estate commissions or fees.

Section 25. Environmental Covenants. Tenant shall comply with all environmental laws, rules, regulations, statutes and ordinances, including, without limitation, those applicable to “hazardous substances.” Tenant shall unconditionally, absolutely and irrevocably agree to indemnify, defend and hold harmless Landlord and its officers, employees, agents, and contractors, from and against and to pay in full on demand by Landlord all loss, cost and expense (including, without limitation, attorneys’ fees and disbursements and fees of other professionals advising Landlord) of whatever nature suffered or incurred by Landlord on account of the existence on the Leased Premises, or the release or discharge from the Leased Premises, of hazardous substances caused by Tenant or its employees, agents, licensees and subcontractors, including, without limitation, any claims, costs, losses, liabilities and expenses arising from the violation (or claimed violation) of any environmental laws or the institution of any action by any party against Tenant, Landlord or the Leased Premises based upon nuisance, negligence or other tort theory alleging liability due to the improper generation, storage, disposal, removal, transportation or treatment of hazardous substances by Tenant or its employees, agents, licensees and subcontractors, or the imposition of a lien on any part of the Leased Premises under the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. 9601, et seq., as amended (“CERCLA”), and the Vermont Waste Management Statutes, Vt. Stat. Ann. Title 10, Ch. 159, or any other laws pursuant to which a lien or liability may be imposed on Landlord due to the existence of hazardous substances by Tenant or its employees, agents, licensees and subcontractors. As Tenant occupied the Property as owner of the Property prior to the Commencement Date, Landlord shall not be required to indemnify, defend and hold harmless Tenant from and against any damages related to or arising from the presence of hazardous substances on the Property prior to the Commencement Date.

Section 26. Lease Not to be Recorded. If this Lease shall be recorded by or on behalf of Tenant, except at the express request of Landlord, at the option of Landlord, it thereupon shall be and become null, void and of no further force or effect, and all rights of Tenant hereunder shall cease; provided, however, that the parties expressly agree that a notice of lease setting forth the names of the parties, a description of the Leased Premises, and the lease term, and in form compliant with 27 V.S.A. §341(c) and otherwise mutually agreeable to Landlord and Tenant and signed by both of them, may be recorded by either Landlord or Tenant, and each party agrees to execute such a notice of lease upon the request of the other.

Section 27. Quiet Enjoyment. Landlord covenants that the said Tenant, on paying all rent required to be paid by Tenant, and observing and performing all covenants and undertakings by Tenant to be performed hereunder, shall and may peaceably have and enjoy said Premises for the term aforesaid in accordance with the terms of this Lease.

Section 28. Notices. Any notice or other communication to be given hereunder shall be in writing and mailed or telecopied to such party at the address or number set forth below:

If to Landlord:	Malone Properties, Inc.
c/o Patrick Malone
122 Gallison Hill Road
Montpelier, VT 05602
Telephone (802) 229-5747
Telecopier (802) 223-9023

With a copy to:	Robert H. Rushford, Esq.
Gravel & Shea PC
76 St. Paul Street, 7th Floor
P. O. Box 369
Burlington, VT 05402-0369
Telephone No.: (802) 658-0220
Telecopier No.: (802) 658-1456

If to Tenant:	Northern Power Systems, Inc.
29 Pitman Road
Barre, VT 05641
Attn: Kathy Brouilette
Telephone No.: (802) 461-2960
Telecopier No.: (802) 461-2998

With a copy to:	Northern Power Systems, Inc.
281 Winter Street
Suite 120
Waltham, MA 02451
Attn: General Counsel
Telephone No.: (617) 871-6061
Telecopier No.: (617) 871-1433

With a copy to:	Molly K. Langan, Esq.
Dinse, Knapp & McAndrew, P.C.
209 Battery Street
Burlington, VT 05401
Telephone No.: (802) 864-5751
Telecopier No.: (802) 859-8730

or to such other person, address or number as the party entitled to such notice or communication shall have specified by notice to the other party given in accordance with the provisions of this Section. Any such notice or other communication shall be deemed given: (i) if mailed, three (3) business days after deposited in the mail, properly addressed and with postage prepaid; or (ii) if sent by telecopy, when transmitted.

Section 29. Disclaimer for Security. Tenant acknowledges that neither Landlord’s Building nor the Premises are furnished with a security system and Tenant if it so desires, shall be responsible, at its own cost and expense, for installing a security system and or other security measures for the protection of the Premises and Tenant’s personal property stored therein. The Landlord shall not be held liable for any loss or damage to Tenant’s personal property, fixtures or fit-up by reason of failure to provide adequate security or ineffectiveness of security measures undertaken. Tenant acknowledges that the Landlord is not an insurer and Tenant assumes all risk of loss to its personal property, fixtures and fit-up, and further acknowledge that neither the Landlord nor its agents have made any representation or warranty, nor has Tenant relied upon any representation or warranty, express or implied, including any warranty of merchantability or fitness for any particular purpose relative to any security measures recommended or undertaken.

Section 30. Waiver of Rule of Construction. The parties waive the benefit of any rule that this Lease is to be construed strictly against one party or the other.

Section 31. Delinquent Rent and Additional Rent. If Tenant shall fail to pay any Minimum Rent or any Additional Rent within ten (10) days of when the same is due and payable hereunder, the unpaid amount shall bear interest from the due date thereof to the date of payment at the rate of 1-1/2% per month; provided, however, that if such rate is higher than the maximum rate of interest allowed under applicable law, the interest payable hereunder shall be the maximum rate allowed.

Section 32. Holding Over. Any holding over after the expiration of the term hereof shall be construed to be a tenancy from day to day only, at the rate of one hundred twenty-five percent (125%) of the rent in effect immediately prior to such expiration (prorated on a daily basis) and otherwise on the terms and conditions herein specified so far as applicable.

Section 33. Force Majeure. In the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act required hereunder, by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, the act, failure to act or default of the other party, war or other reason beyond its control, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

Section 34. Successors and Assigns. All the terms and conditions of this Lease shall be binding upon and shall inure to the benefit of the legal representatives, successors and permitted assigns of the parties hereto. The term “Landlord” means only the owner of the Leased Premises for the time, and upon any transfer of title to the Leased Premises, the transferor shall automatically be relieved of all further liability under this Lease, and the transferee shall automatically be and become responsible for all obligations of Landlord hereunder.

Section 35. Termination. On the termination date of the Term, Tenant shall: (a) immediately vacate the Premises and surrender the same to Landlord; (b) repair all damage to the Premises and the fixtures and personal property of Landlord located on the Premises caused by Tenant’s removal of its furniture and trade fixtures; and (c) at the option of Landlord either: (i) abandon all improvements, alterations and modifications made by Tenant to the Leased Premises prior to the date of termination, in which event such improvements, alterations and modifications shall be and become, without further action on the part of Tenant, the property of Landlord, free and clear of all claims by Tenant and any person claiming by, through or under Tenant; or (ii) remove said improvements, alterations and modifications and restore the Premises to the same condition which existed on the Commencement Date, reasonable wear and tear excepted.

Each party’s obligation to indemnify the other under Section 21 and Tenant’s Environmental Covenants under Section 25 shall survive the termination or expiration of this Lease.

Section 36. Landlord Not Personally Liable. If Landlord or any successor in interest of Landlord is a mortgagee, or an individual, joint venture, tenancy in common, corporation, limited liability company, firm or partnership, general or limited, it is specifically understood and agreed that there shall be absolutely no personal liability on the part of such mortgagee or such individual or on the part of the members of such corporation, limited liability company, firm, partnership or joint venture with respect to any of the terms, covenants and conditions of this Lease, and that Tenant shall look solely to the equity of Landlord or such successor in interest in the Premises for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord or by Landlord’s successor of any of the terms, covenants and conditions of this Lease to be performed by Landlord, such exculpation of personal liability to be absolute and without any exception whatsoever.

Section 37. Authorization and Binding Effect of Agreement. The execution, delivery and performance of this Lease and each other document or instrument required to be delivered pursuant hereto by the Tenant and the Landlord have been duly authorized by their respective Boards of Directors and by their respective shareholders, and this Lease and each other document or instrument required to be delivered pursuant hereto is the legal, valid and binding obligation of the Tenant and the Landlord and is enforceable against the Tenant and the Landlord in accordance with its respective terms; subject, as to enforcement only, to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability of the rights of creditors generally.

Section 38. Entire Agreement, Applicable Law. This Lease with any exhibits and riders attached hereto contains the entire agreement of the parties and no representations, inducements, promises or agreements not embodied herein shall be of any force or effect, unless the same are in writing and signed by or on behalf of the party to be charged. The captions of particular Sections are inserted as a matter of convenience only and are in no way to affect or define the scope or intent of this Lease or any provision thereof. This Lease shall be governed by and interpreted in accordance with the laws of the State of Vermont.

Section 39. No Option. Submission of this Lease for examination does not constitute a reservation of or option for the Premises and this Lease becomes effective as a lease only upon execution and delivery of this Lease by Landlord and Tenant.

Section 40. Counterparts. This Lease may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties, as evidenced by the signatures of their duly authorized agents, do hereby execute this Lease as of the     day of             , 2014.

IN PRESENCE OF:	MALONE PROPERTIES, INC.

By:
Witness		Patrick Malone,
Duly Authorized Agent

STATE OF VERMONT

COUNTY OF                     , SS.

On this     day of             , 2014, personally appeared PATRICK MALONE, Duly Authorized Agent of MALONE PROPERTIES, INC., to me known to be the person who executed the foregoing instrument, and he acknowledged this instrument, by him signed, to be his free act and deed and the free act and deed of MALONE PROPERTIES, INC.

Before me,
Notary Public

Notary commission issued in County
My commission expires: 2/10/15

[Additional signature page follows]

NORTHERN POWER SYSTEMS, INC.

By:
Witness		Duly Authorized Agent

STATE OF VERMONT

COUNTY OF                     , SS.

On this     day of             , 2014, personally appeared                     , Duly Authorized Agent of NORTHERN POWER SYSTEMS, INC., to me known to be the person who executed the foregoing instrument, and he/she acknowledged this instrument, by him/her signed, to be his/her free act and deed and the free act and deed of NORTHERN POWER SYSTEMS, INC.

Before me,
Notary Public

Notary commission issued in County
My commission expires: 2/10/15

Exhibit “A”

Property Site Plan

(See next page)

Beede Cir
Pitman Rd
Parker Rd
8.8 acres
6/3304
6/34
6/3305
6/3302
Websterville Rd
Recreation Area Access
Riggen's Way Rd
Hebert Dr

Northern Power
Barre Town, VT
1 Inch = 377 Feet
November 27, 2012

Data shown on this map is provided for planning and informational purposes only. The municipality and Cartographic Associates, Inc. are not responsible for any use for other purposes or misuse or misrepresentation of this map.

www.cai-info.com
Cartographic Associates, Inc.

Exhibit “B”

Description of the Landlord’s Property

Certain pieces or parcels of land, with the improvements thereon and appurtenances thereto, located in the Town of Barre, County of Washington and State of Vermont, and more particularly described as follows:

Being all and the same lands and premises conveyed to CB Wind Acquisition Corp. (n/k/a Northern Power Systems, Inc.) by Special Warranty Deed from Northern Power Systems, Inc. dated August 15, 2008 and recorded in Volume 234 at Page 379 of the Town of Barre Land Records.

Being all and the same lands and premises conveyed to Northern Power Systems, Inc. (which subsequently changed its name to NPS Liquidating, Inc.) by Warranty Deed from Bombardier Mass Transit Corporation dated October 5, 2005 and recorded in Volume 212 at Page 481 of the Town of Barre Land Records, and being more particularly described as follows:

Parcel One

Being all and the same lands and premises, together with all improvements now thereon located, conveyed to Bombardier Mass Transit Corporation by Warranty Deed of Central Vermont Economic Development Corporation dated April 4, 2001 and recorded on April 1, 2003 in Book 184 at Pages 74-75 of the Town of Barre Land Records.

Also being all and the same land and premises, together with all improvements now thereon located, conveyed to Central Vermont Economic Development Corporation by Warranty Deed of Barre Area Development, Inc. dated March 5, 1981, and recorded in Book 82, Page 492 of the Town of Barre Land Records.

Being two certain parcels of land located on the northeasterly side of Websterville Road, so-called, in Wilson Industrial Park and referenced as “First Piece” and “Second Piece” in the above-referenced deed, containing 8.8 acres ± and 2.7 acres ±, respectively, and shown as Phase 1 and Phase 1-A on a certain plan entitled “Wilson Industrial Park, Websterville Road, Barre Town, Vermont”, prepared by Wayne D. Lawrence, RE., dated December, 1980, and recorded in the Town of Barre Land Records.

Parcel Two

Being all and the same lands and premises conveyed to Bombardier Mass Transit Corporation by Warranty Deed of Central Vermont Economic Development Corporation dated October 5, 2005 and recorded in Volume 212 at Page 481 of the Town of Barre Land Records.

Also shown as Lot # 6-33-2 on a plan entitled “Plat of Lands of Northern Power” dated October 52005 and prepared by Dufresne & Associates, PC and recorded at Map Slide 370 of the Town of Barre Land Records (the “Plan”).

In order to comply with applicable state rules concerning potable water supplies and wastewater systems, a person shall not construct or erect any structure or building on the lot of land described in this deed if the use or useful occupancy of that structure or building will require the installation of or connection to a potable water supply or wastewater system, without first complying with the applicable rules and obtaining any required permit. Any person who owns this property acknowledges that this lot may not be able to meet state standards for a potable water supply or wastewater system and therefore this lot may not be able to be improved.

Parcel Three

Being all and the same lands and premises conveyed to Bombardier Transit Corporation, now known as Bombardier Mass Transit Corporation, by Warranty Deed of Bombardier Corporation dated December 19, 1996 and recorded in Volume 145 at Page 530 of the Town of Barre Land Records, and being all and the same lands and premises conveyed to Bombardier Corporation by Warranty Deed of Barre Area Development, Inc. dated April 29, 1993 and recorded in Volume 133 at Page 469 of the Town of Barre Land Records.

Also shown as Lot # 6-34 on the Plan.

In order to comply with applicable state rules concerning potable water supplies and wastewater systems, a person shall not construct or erect any structure or building on the lot of land described in this deed if the use or useful occupancy of that structure or building will require the installation of or connection to a potable water supply or wastewater system, without first complying with the applicable rules and obtaining any required permit. Any person who owns this property acknowledges that this lot may not be able to meet state standards for a potable water supply or wastewater system and therefore this lot may not be able to be improved.

The herein-conveyed lands Parcels One, Two, and Three are subject to the provisions of Declaration of Protective Covenants dated July 28, 1976, recorded in Book 70, Pages 312-316 of the Town of Barre Land Records, to sewer line easements as shown on said plan, and to all easements, restrictions and rights-of-way, if any, of prior record or shown on the plats and plans recorded in the Town of Barre Land Records and all State and municipal permits of record or on file with the appropriate State or municipal office and provisions of municipal ordinances, public laws and special acts provided, however, that nothing in this paragraph shall reinstate any easements, restrictions or rights-of-way extinguished by the Marketable Record Title Act, 27 V.S.A. §§ 601-611

The property described herein is conveyed subject to an Easement Deed from Northern Power Systems, Inc. to Bombardier Mass Transit Corporation dated October 6, 2005, providing for access to Lot 6-33-3, as shown on the Plan, and recorded in Volume 212 Pages 488-493 of the Town of Barre Land Records.

Reference is hereby made to the above-mentioned instruments, the records thereof and the references therein contained in further aid of this description.